BlackBerry.

PRIVATE AND CONFIDENTIAL

April 13, 2021

Mattias Eriksson
[redacted]

Dear Mattias,

Following our recent discussions, I am delighted to offer you the position of President, BlackBerry Technology Solutions (BTS) reporting directly to me in my capacity as the Executive Chair and Chief Executive Officer. We have been very impressed with your background, skills and experience from the start and are confident that you would be an excellent addition to BlackBerry's Senior Leadership Team. We are equally confident that you will find this new opportunity to be both challenging and rewarding.

Please note that this offer of employment is conditional on your signing the enclosed employment agreement and all related documents where indicated (without alteration) and your satisfaction of all other requirements set forth in the documents that comprise this Agreement.

To confirm your acceptance of this employment offer, please return a signed copy of the attached Employment Agreement and all accompanying documents that require your signature to Nita White-Ivy, BlackBerry's Chief Human Resources Officer. Please ensure that you also sign any schedules to the Employment Agreement as required indicating that you have read and agree to the terms and conditions of each schedule.

I very much look forward to your acceptance of this offer and for you to successfully lead BTS to a new dimension and growth strategy.

Sincerely,

John S. Chen
Executive Chair and Chief Executive Officer

BlackBerry Corporation
3001 Bishop Drive, Suite 400, San Ramon, California, 94583 USA. tel: +1 (925) 242-5660 fax: +1 (925) 242-5661

BlackBerry.

EMPLOYMENT AGREEMENT

This Agreement is between BlackBerry Corporation ("BlackBerry") and Mattias Eriksson.

1. EMPLOYMENT

1.1 The Effective Date of this Agreement and your first day of work will be May 3, 2021. To commence employment with BlackBerry, you will also need to fulfill the requirements of Section 5. If the requirements of Section 5 are not satisfied within the timeframe as determined by BlackBerry, then this Agreement, at BlackBerry's option, is terminated and if so, the offer of employment contained herein is rescinded.

1.2 You will be employed with BlackBerry on a regular, full time basis.

1.3 Your employment at BlackBerry is "at will". As such, it is for no definite term and subject to the provisions of Section 4 of this Agreement, either you or BlackBerry may terminate the employment relationship at any time, for any reason, with or without cause.

1.4 You agree to work from your Winnetka, Illinois home office on a full-time basis, details of which are included with this offer. As a home office worker, you are expected to read and comply with the enclosed Working from Home Guidelines (Global). BlackBerry may, at its sole discretion, appoint another work location in the future. By signing this Agreement, you acknowledge that you have read and understand the terms and conditions of the Working from Home Guidelines (Global).

1.5 Your position title will be President, BlackBerry Technology Solutions (BTS), and you will report directly to me in my capacity as Executive Chair and Chief Executive Officer.

1.6 BlackBerry's standard workweek is 40 hours. However, you will be required to devote whatever time is necessary to complete the requirements of your position, which will exceed 40 hours per week.

2. COMPENSATION

2.1 Base Salary - BlackBerry will pay you a bi-weekly base salary of $19,230.76 USD ($500,000 USD per annum), less payroll deductions and required withholdings, paid via direct deposit to your bank account.

2.2 Incentive Bonus -

a) You will participate in the BlackBerry Sales Incentive Pay (SIP) Program, the performance metrics of which will be provided to you shortly after your Effective Date. The SIP Program provides you with an opportunity to earn additional pay on top of your annual base salary. For Fiscal Year 2022, which commenced in March 2021, your annual target at 100% achievement will be $200,000 USD (prorated to your Effective Date).

b) You will also participate in the BlackBerry Variable Incentive Pay (VIP) Program, the performance metrics of which will be provided to you shortly after your Effective Date. The VIP Program provides you with an opportunity to earn additional pay on top of your annual base salary. For Fiscal Year 2022, which started in March 2021, your annual target at 100% achievement will be $200,000 USD (prorated to your Effective Date).

2.3 Total Target Cash – Based on the above, your annual Total Target Cash (base salary and 100% achievement of VIP and SIP) will be $900,000 USD (prorated to your Effective Date).

2.4 BlackBerry's incentive plans are designed to address the conditions of an everchanging marketplace and BlackBerry cannot make definite representations concerning the continuation of format or size of individual awards under the plans. The incentive plans are subject to change at the sole discretion of BlackBerry.

2.5 In connection with this offer, a recommendation will be made to the Compensation, Nomination and Governance (CNG) Committee of the BlackBerry Board of Directors for you to receive equity, the details of which will be provided in a separate letter.

3. BENEFITS

3.1 You will be eligible to participate in BlackBerry's U.S. Health Care Plan, the summary of which is enclosed. Other U. S. Employee Benefits are also described in this summary.

3.2 You will be eligible to defer into BlackBerry's 401k Plan. If you choose to participate in the Plan, BlackBerry will match your contributions at 100%, up to five percent (5%) of base salary, beginning with the first full pay period after you complete six (6) months of active service.

3.3 You will be eligible for fifteen (15) days of annual paid vacation, prorated to your employment Effective Date. Each year, vacation accrual is calculated in a monthly basis. Vacation usage and scheduling are subject to the terms of BlackBerry's vacation policy.

4. CESSATION OF EMPLOYMENT

4.1 Termination by You - You may resign from employment with BlackBerry at any time upon providing three (3) months' prior written notice, which can be waived in whole or in part by BlackBerry. Upon resignation, you will have no entitlement to compensation or damages of any kind except for unpaid base salary, accrued and unused vacation earned to the Date of Termination (as defined in paragraph 4.5(a)(i) below) and reasonable unpaid business expenses in accordance with prevailing BlackBerry policies. All your employee Benefits will cease upon the Date of Termination. For greater certainty, termination by you for Good Reason (as defined in paragraph 4.5(b) below) will not constitute a voluntary resignation for the purposes of this subsection 4.1.

4.2 Termination by BlackBerry for Just Cause - BlackBerry may terminate your employment at any time for Just Cause without notice or pay in lieu of notice or damages of any kind except for unpaid base salary, accrued and unused vacation earned to the Date of Termination and reasonable unpaid business expenses in accordance with prevailing BlackBerry policies. All your employee Benefits will cease immediately as of the Date of Termination.

4.3 Termination by BlackBerry Without Cause - BlackBerry may terminate your employment without Just Cause and you may terminate your employment for Good Reason, and in either case BlackBerry will provide you with the following upon your signing of a Waiver of Claims and conditional on your not being employed elsewhere. Should you gain employment during the period covered by 4.3 a) through 4.3 d) below, all the remaining severance benefits will immediately cease:

a) BlackBerry will continue to pay you your then current annual base salary for a period of twelve (12) months, plus one (1) month of base salary per completed year of service, to a cumulative maximum of twenty-four (24) months of base salary continuation from the Date of Termination (the "Severance Period").

b) BlackBerry will make its regular contributions to continue, to the extent permitted by its carriers, all BlackBerry-provided Medical Benefits for the duration of the Severance Period.

c) Notwithstanding the terms of any plan or agreement to the contrary, all of your entitlements or rights pursuant to any applicable BlackBerry equity-based plans (including, without limit, share/stock option, share/stock purchase, restricted stock or stock award pursuant to the terms and conditions of the RSU Plan or LTIP Plan) will continue to vest during the Severance Period following the Date of Termination, and once vested will be exercisable in accordance with the terms of the applicable plan(s) and agreement(s). At the end of the Severance Period, any unvested equity interest, including any restricted stock units or stock options not vested will expire immediately, be forfeited and of no force or effect.

d) BlackBerry will pay your earned SIP and VIP payments for the fiscal year in which the Date of Termination occurs. Such payment is to be made at the time that BlackBerry generally pays bonuses to its SIP and VIP participants.

4.4 Termination Before or Following Change of Control - In the event your employment is terminated by BlackBerry without Just Cause or in the event you terminate your employment for Good Reason, and if such termination by BlackBerry or by you occurs on or within twenty-four (24) months immediately following the date of any Change of Control (as defined in paragraph 4.5(d) below) or during the period preceding the effective date of a Change of Control but after which BlackBerry has commenced discussions or negotiations with a potential acquirer (the "Acquiror"), which discussions or negotiations result in a Change of Control with the Acquiror or any person or entity in affiliated therewith, then in lieu of the payments and benefits in subsection 4.3 and in lieu of any payments and benefits you may have been eligible for under any prior agreement in the event of a Change of Control:

a) BlackBerry will, promptly following the Date of Termination, make a lump sum payment to you equal to your annual base salary as of the Date of Termination multiplied by two (2) and BlackBerry will continue to make its regular contributions to continue to the extent permitted by its carriers, all BlackBerry - provided Medical Benefits for twenty-four (24) months from the Date of Termination.

b) Notwithstanding the terms of any plan or agreement to the contrary, all of your entitlements or rights pursuant to the applicable BlackBerry equity-based plans (including, without limit, share/stock option, share/stock purchase, restricted stock or stock award pursuant to the terms and condition of the RSU Plan, Stock Option Plan or LTIP) will immediately and automatically become fully vested and all such vested rights will be exercisable for the applicable period of time under the governing plan or grant agreement.

c) BlackBerry will, in lieu of any bonus or incentive compensation, pay you an amount equal to your base salary as of the Date of Termination multiplied by your then current VIP and SIP target percentage multiplied by two (2).

4.5 Definitions – For the purpose of this Agreement

a) "Date of Termination" means:

(i) in the event of the termination of your employment as a result of your resignation, termination by BlackBerry for Just Cause or termination by BlackBerry without Just Cause, the earlier of the date specified in the written notice of termination, if any, and the last day worked;

(ii) for termination for Good Reason, the date determined in accordance with paragraph 4.5(b) below; or

(iii) for termination due to Change of Control, your last day worked.

b) "Good Reason" means the occurrence of any of the following without your express written consent:

(i) a material and detrimental alteration of your position, duties or responsibilities with BlackBerry;

(ii) a reduction in your annual base salary of at least 10%, except where such reduction is part of a general reduction in the base salary of all members of the executive officers of BlackBerry which does not occur following a Change of Control and affects you in substantially the same manner as the other executive officers of BlackBerry;

(iii) the failure to continue your participation in any share option, share purchase, profit sharing, bonus or other incentive compensation plan unless BlackBerry provides replacement arrangements which are comparable in the aggregate;

(iv) the material breach of this Agreement by BlackBerry which is not cured by BlackBerry within fifteen (15) days of written notice from you.

Your continued employment shall not constitute consent or a waiver of your rights to assert Good Reason hereunder on the condition that you may only effect a termination for Good Reason through notice thereof within thirty (30) days following the occurrence of actions or failures to act or your knowledge of the same giving rise to the Good Reason, and shall have duly notified BlackBerry of the basis for such Good Reason and providing BlackBerry with fifteen (15) days after receipt of such notice to cure the basis of such claim.

c) "Just Cause" means:

(i) your conviction of guilt plea to or confession of guilt of, or plea of nolo contendere to a felony, or a misdemeanor involving moral turpitude which would reasonably be expected to have a material adverse effect on BlackBerry;

(ii) fraud or a breach of fiduciary duty with respect to BlackBerry;

(iii) intentional or grossly negligent action that exposes BlackBerry to a material risk of material legal liability (including. without limitation a monetary fine or penalty pursuant to a violation of any law, rule or regulation) or a material risk of public disgrace or disrepute;

(iv) gross negligence or willful misconduct with respect to your obligations to BlackBerry;

(v) material breach of the Restrictive Covenant Addendum, whether during employment or subsequent to your termination; or

(vi) your failure to perform a material part of your duties (other than as a result of incapacity or disability due to physical or mental illness as certified by a qualified medical practitioner) after receiving written notice of the performance issues and the opportunity to substantially correct these issues within 30 days after receiving written notice.

An act, or failure to act above, shall be considered "willful" only if it is done, or omitted to be done, in bad faith and without reasonable belief that the act or failure to act was in the best interest of BlackBerry.

d) "Change of Control" means the occurrence of any of the following:

(i) An amalgamation, merger, consolidation. arrangement or other reorganization involving BlackBerry or any of its affiliates (as such is defined in the *Business Corporation Act* (Ontario, Canada)) and another corporation or other legal entity, as a result of which the holders of the common shares of BlackBerry immediately prior to the completion of that transaction hold less than a majority of the common shares of BlackBerry

after completion of that transaction;

(ii) any individual, entity or group of persons acting jointly or in concert, within the meaning of the Securities Act (Ontario, Canada), acquires or becomes the beneficial owner of, directly or indirectly, more than 50% of the common shares of BlackBerry. Whether through acquisition of previously issued and outstanding common shares, or of common shares that have not been previously issued, or any combination thereof, or any other transaction similar effect;

(iii) BlackBerry sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person or entity (other than a disposition or transfer of assets to an affiliate of BlackBerry as part of a reorganization of assets of an affiliate of BlackBerry), where the holders of common shares of BlackBerry immediately prior to the completion of that transaction hold less than a majority of the common shares of the acquiring corporation or person immediately after the completion of such transaction; or

(iv) as a result of or in connection with the contested election of directors, the nominees' names in the most recent Management Information Circular of BlackBerry for election to the Board of Directors do not constitute a majority of the Board of Directors.

5. CONDITION OF EMPLOYMENT

5.1 This Agreement is conditional on you being legally entitled to work for BlackBerry in the United States in this position.

5.2 This offer is also conditional upon your having signed BlackBerry's Business Standards and Principles, Employee Confidentiality and Intellectual Property Agreement and the other accompanying documents to this Agreement.

5.3 Attached as Schedule A to this Agreement is BlackBerry's Restrictive Covenant Addendum (the "Addendum"). As a condition of entering into this Employment Agreement, you agree to execute and to be bound by all of the terms and conditions of the Addendum.

6. ONGOING OBLIGATIONS OF EMPLOYMENT

6.1 As ongoing requirements of employment with BlackBerry, you agree:

(a) To comply with BlackBerry's Business Standards and Principles, and related documents, and Employee Confidentiality and Intellectual Property Agreement;

(b) To comply with BlackBerry company and departmental policies, rules, practices, and the terms and conditions laid out in the company and/or departmental handbooks and/or BlackBerry Square (internal website) that are now in force or which may be amended, revised or introduced from time to time;

(c) To continue to maintain legal immigration status (if applicable) within the country in which you are, or will be, employed by BlackBerry and to continue to meet the requirements of the applicable immigration legislation and regulations of that country;

(d) That you understand and consent to the fact that in the course of employment, BlackBerry will be required, from time to time, to collect, use, and disclose personal information in order to administer the employment relationship; and

(e) That, as a senior employee, you will be considered a corporate insider, and will be required to complete certain documentation and be subject to certain restrictions in relation to the purchase and sale of BlackBerry stock. Please refer to the Insider Trading Policy for more information.

7. GENERAL

7.1 The titles and descriptive headings of the articles of this Agreement are inserted solely for convenience, are not part of this Agreement and do not in any way limit or amplify this Agreement.

7.2 In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any Schedule, Appendix or Addendum hereto, the provisions of this Agreement shall prevail.

7.3 The obligations contained in this Agreement and all Schedules, Appendices or Addendums to this Agreement are each independent covenants, and if any provision, or part thereof contained in this Agreement, or any Schedule, Appendix or Addendum of this Agreement is prohibited or declared invalid, illegal or unenforceable by a court or other lawful authority, this Agreement and all attachments hereto shall continue in force, with respect to the enforceable provisions, and all rights and remedies accrued under the enforceable provisions shall survive any such declaration.

7.4 This Agreement and all Schedules, Appendices, Addendums or documents incorporated by reference herein constitute the entire Agreement between BlackBerry and you and supersedes all prior negotiations and oral or written understandings, if any.

7.5 No supplement, waiver, amendment, modification or rescission of this Agreement shall be binding unless set forth in writing and signed by both parties.

7.6 This Agreement shall enure to the benefit and be binding upon each party and its heirs, executors, administrators, successors and permitted assigns.

7.7 This Agreement shall be governed by and construed under the laws of the state in which you currently reside (as listed in the address line of this letter). Both parties irrevocably agree to submit any claims arising from or otherwise related to this Agreement to the exclusive jurisdiction of the state and federal courts of the state in which you currently reside, and irrevocably waive any objection which either may have to the same, including but not limited to, any objection for lack of personal jurisdiction.

7.8 You agree that no representation or inducement has caused you to forego any other opportunity or to leave any previous employment.

7.9 You hereby represent and warrant that you are not party to or bound by the terms of any agreement with any previous employer or any other party that would prevent you from performing services for BlackBerry, and that you have obtained appropriate written confirmation, consent or release from any agreement(s) which a previous employer or other party may allege would prevent you from performing services for BlackBerry.

7.10 You acknowledge that you have been given the opportunity to read, evaluate and discuss the provisions of this Agreement and the attached schedules and documents with your personal advisors and with representatives of BlackBerry.

7.11 BlackBerry has an accommodation process and policies in place and provides accommodations for employees with disabilities. If you require a specific accommodation because of a disability or a medical need, please contact BlackBerry Human Resources at HRHealthMgt@blackberry.com so that the accommodation process can take place before you begin your BlackBerry employment.

To confirm your acceptance of the terms and conditions of this offer, please sign below and return one copy to Nita White-Ivy, Chief Human Resources Officer, on or before April 19, 2021

For BlackBerry Corporation

John S. Chen
Executive Chair and Chief Executive Officer

Please sign below to confirm your acceptance of the terms and conditions of this employment offer and your employment start date.

I confirm that I will start my employment with BlackBerry on May 03, 2021.

DocuSigned by:
Mattias Eriksson
1AC2A3AE3BB0407...

Mattias Eriksson

4/14/2021
Date

BlackBerry.

April 13, 2021

Mattias Eriksson
[redacted]

Dear Mattias,

This letter is to confirm that, in connection with your employment by BlackBerry Corporation, a subsidiary of BlackBerry Limited ("BlackBerry"), a recommendation will be made to the Compensation, Nomination and Governance (CNG) Committee of the BlackBerry Board of Directors, subject to the terms set out below:

(A) **Time-Based Restricted Share Units (TBRSUs)** – As Executive Chair & Chief Executive Officer, I will recommend that you participate in the BlackBerry Limited Equity Incentive Plan (the "Plan") with a TBRSU grant with a value of $1,500,000 USD. The actual number of TBRSUs awarded will be determined in accordance with BlackBerry's Policy on Granting Equity Awards by converting the above US dollar value into a number of TBRSUs based on the closing price of BlackBerry's common shares on NYSE on the grant date and rounded down to nearest TBRSU (whole numbers only). The grant will be made on the next available quarterly grant date in accordance with the Policy on Granting Equity Awards. The specific terms and conditions of any TBRSUs granted will be governed by the Plan and the TBRSU award agreement relating to any such grant.

-AND-

(B) **Performance-Based Restricted Share Units (PBRSUs)** – As Executive Chair & Chief Executive Officer, I will recommend that you to participate in the BlackBerry Limited Equity Incentive Plan (the "Plan") with a PBRSU grant with a value of $1,500,000 USD. The actual number of PBRSUs awarded with be determined in accordance with the Policy on Granting Equity Awards by converting the above US dollar value into a number of PBRSUs based on the closing price of BlackBerry's common shares on NYSE on the grant date and rounded down to the nearest PBRSU (whole numbers only). The PBRSUs will vest entirely, partially, or not at all, based on BlackBerry's Annual Operation Plan (AOP) Total Software and Services Revenue attainment and the threshold of a positive Operating Income in the next fiscal year after the grant date (as defined in the PBRSU award agreement). The grant will be made on the next available quarterly grant date in accordance with the Policy on Granting Equity Awards. The specific terms and conditions of any PBRSUs granted will be governed by the Plan and the PBRSU award agreement relating to any such grant.

In particular (i) you will have no claim relating to your Equity Award or any losses or potential losses in the event that your employment with BlackBerry Corporation is terminated for whatever reason (whether with or without cause) and (ii) nothing in the grant of any equity award to you or in the terms of this letter or of the Plan will create or imply any employment relationship with BlackBerry Limited nor any right to continued employment with BlackBerry Corporation.

Yours sincerely,
BlackBerry Limited

DS
ME

John S. Chen
Executive Chair & Chief Executive Officer

Last Updated Date: 2017/11/20